Exhibit 99.1

James Moniz	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

Intevac Expands Its Board of Directors with Appointment of Two New Independent Directors

Seasoned Industry Executives Kevin Barber and Mark Popovich to Join; Director Matt Drapkin Departs

SANTA CLARA, Calif. — February 16, 2018 – Intevac, Inc. (Nasdaq: IVAC), a leading supplier of thin-film processing systems and digital night-vision technologies, today announced that two new independent directors have been named to the Company’s Board of Directors. Kevin D. Barber of Synaptics, Inc. and Mark P. Popovich of 3D Glass Solutions will join the Board, while current director Matthew Drapkin departs, effective immediately.

Commenting on the new appointments, Chairman David Dury said, “We are very pleased to name two seasoned industry executives to our Board of Directors. Both Kevin and Mark bring a wealth of experience in the industries where Intevac’s future growth lies, including displays, mobile devices, and advanced semiconductor packaging. We look forward to their contributions to our Board as we focus on increasing shareholder value for the Company.”

Mr. Barber is senior vice president and general manager of the Mobile Division of Synaptics. Barber brings nearly 30 years of professional experience in industries spanning mobile displays, handset and tablets, as well as semiconductor device manufacturing and operations. Prior to joining Synaptics in 2011 as senior vice president and general manager of the Smart Display division, Barber served from 2008 until 2010 as chief executive officer and president of ACCO Semiconductor, Inc., a fabless semiconductor company serving the mobile communications market. Earlier management positions included Skyworks Solutions, where from 2002 until 2006 he served in various roles including senior vice president and general manager, mobile platforms, and earlier, RF solutions, as well as senior vice president, operations. Mr. Barber joined Skyworks after serving as senior vice president of operations for Conexant Systems, which he joined in 1997.

Mr. Popovich is the chief executive officer of 3D Glass Solutions, a privately-held company producing glass-based system-on-chip and system-in-package devices using its patented APEX® Glass technology for multiple applications in the global electronics industry. Mr. Popovich brings over 20 years of industry experience to Intevac. Prior to 3D Glass, in 2017 Popovich was chief strategy officer of Semblant, Inc., a start-up specializing in waterproof nano-coatings for consumer electronics products. Previously, Popovich held corporate vice president positions at Henkel Corporation, a multi-national chemical and consumer goods company, from 2013 until 2017. From 1996 until 2013, Popovich held leadership positions in the outsourced semiconductor assembly and packaging industry, serving in general manager, vice president and director roles at industry leaders such as Amkor Technology and ChipPAC.

Reflecting on the new appointments, Matt Drapkin concluded, “Since joining the Board in 2013, I have developed confidence in the Company’s long-term growth prospects, and the strategic direction put in place by management and the Board. These two new executives bring a wealth of industry knowledge and experience to Intevac’s Board, and with the Company on the right track toward achieving its strategic growth objectives, now is the right time for me to leave the Board and focus on helping to create value in my other portfolio companies.”

About Intevac

Intevac was founded in 1991 and has two businesses: Thin-film Equipment and Photonics.

In our Thin-film Equipment business, we are a leader in the design and development of high-productivity, thin-film processing systems. Our production-proven platforms are designed for high-volume manufacturing of substrates with precise thin film properties, such as the hard drive media, display cover panel, and solar photovoltaic markets we serve currently.

In our Photonics business, we are a recognized leading developer of advanced high-sensitivity digital sensors, cameras and systems that primarily serve the defense industry. We are the provider of integrated digital imaging systems for most U.S. military night vision programs.

For more information call 408-986-9888, or visit the Company’s website at www.intevac.com.